                                                                     EXHIBIT 12
                 RELIANT ENERGY, INCORPORATED AND SUBSIDIARIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                             (Thousands of Dollars)

                                                                                                 Six                Twelve
                                                                                             Months Ended        Months Ended
                                                                                               June 30,            June 30,
                                                                                                 1999               1999
                                                                                              ----------          ----------

  Fixed Charges as Defined:

  (1)  Interest on Long-Term Debt .....................................                       $  209,720          $  416,503
  (2)  Other Interest .................................................                           45,198              95,572
  (3)  Capitalized Interest ...........................................                            1,653               6,472
  (4)  Distribution on Trust Securities ...............................                           23,781              38,270
  (5)  Interest Component of Rentals Charged to Operating Expense .....                            5,482              11,513
                                                                                              ----------          ----------
  (6)  Total Fixed Charges ............................................                       $  285,834          $  568,330
                                                                                              ==========          ==========

  Earnings as Defined:

  (7)  Income (loss) from Continuing Operations .......................                       $ (135,125)         $ (287,976)
  (8)  Income Taxes for Continuing Operations .........................                           (5,068)            (83,102)
  (9)  Fixed Charges (line 6) .........................................                          285,834             568,329
  (10) Capitalized Interest ...........................................                           (1,653)             (6,472)
                                                                                              ----------          ----------
  (11) Income from Continuing Operations Before Income Taxes
       and Fixed Charges...............................................                       $  143,988          $  190,780
                                                                                              ==========          ==========

       Ratio of Earnings to Fixed Charges
       (line 11 divided by line 6).....................................                             0.50                0.34

  Preferred Dividends Requirements:

  (12) Preferred Stock Dividends ......................................                       $      195          $      390
  (13) Less Tax Deduction for Preferred Dividends .....................                               27                  54
                                                                                              ----------          ----------
  (14) Total ..........................................................                       $      168          $      336
                                                                                              ==========          ==========

  (15) Ratio of Pre-Tax Income from Continuing Operations to Net
       Income (line 7 plus line 8 divided by line 7)...................                             1.04                1.29
                                                                                              ----------          ----------
  (16) Line 14 times line 15 ..........................................                       $      175          $      433
  (17) Add Back Tax Deduction (line 13) ...............................                               27                  54
                                                                                              ----------          ----------
  (18) Preferred Dividends Factor .....................................                       $      202          $      487
                                                                                              ==========          ==========

  (19) Total Fixed Charges (line 6) ...................................                       $  285,834          $  568,330
  (20) Preferred Dividends Factor (line 18) ...........................                              202                 487
                                                                                              ----------          ----------
  (21) Total ..........................................................                       $  285,036          $  568,817
                                                                                              ==========          ==========

  Ratios of Earnings to Fixed Charges and Preferred Dividends
       (line 11 divided by line 21) ...................................                             0.50                0.34
                                                                                              ==========          ==========


Earnings are inadequate to cover fixed charges; the coverage deficiency is approximately $142 million for the six-month period ending June 30, 1999 and $378 million for the twelve-month period ending June 30, 1999. The deficiency results from the non-cash, unrealized accounting loss recorded for the ACES of $400 million for the six months ended June 30, 1999 and $1.1 billion for the twelve months ended June 30, 1999. Excluding the ACES, the ratio of earnings from continuing operations to fixed charges would have been 1.90 and 2.33 for the six months and twelve months ended June 30, 1999, respectively.